Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1

(Form Type)

Webull Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Webull Class A Ordinary, par value $0.00001 per share	457(c)	75,159,236	(2)	$12.51	(3)	$940,242,042.36	0.0001531	$143,951.06
Fees Previously Paid

			Total Offering Amounts							$143,951.06

			Total Fees Previously Paid							-

			Total Fee Offsets							$-

			Net Fees Due							$143,951.06

1	Pursuant to Rule 416 under the Securities Act, Webull is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction. Capitalized terms not otherwise defined herein shall have the meaning given in the Registration Statement on Form F-1 to which this Exhibit 107 corresponds.

2	Consists of 75,159,236 Webull Class A Ordinary Shares, including (a) 159,236 Webull Class A Ordinary Shares issued pursuant to the Purchase Agreement to the Selling Securityholder as Commitment Shares, and (b) 75,000,000 Webull Class A Ordinary Shares that Webull may, in its discretion, elect to issue and sell to the Selling Securityholder, from time to time, pursuant to the Purchase Agreement.

3	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Webull Class A Ordinary Shares on July 15, 2025, as reported on Nasdaq, which was $12.51 per Webull Class A Ordinary Share.